Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated March 24, 2020 (except as to Note 11, which is as of February 24, 2021), with respect to the consolidated financial statements of Independence Resources Holdings, LLC for the year ended December 31, 2019 incorporated by reference in the Current Report on Form 8-K/A (Amendment No. 1) of Earthstone Energy, Inc. We consent to the incorporation by reference of the said report in the Registration Statements of Earthstone Energy, Inc. on Forms S-3 (File No. 333-205466, File No. 333-213543, File No. 333-218277, and File No. 333-224334), and on Forms S-8 (File No. 333-210734, File No. 333-221248, File No. 333-227720, and File No. 333-240998).

/s/ GRANT THORNTON LLP

Houston, Texas
February 24, 2021